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                                                                   EXHIBIT (j.1)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 3, 2003 relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Report to Shareholders of the Heartland Select Value Fund, Heartland Value Plus Fund and Heartland Value Fund (portfolios of Heartland Group, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" in the Prospectus, and "Independent Accountants" and "Financial Statements" in the Statement of Additional Information included in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
April 8, 2003